                                   EXHIBIT 24


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-14504) of the Engineered Support Systems, Inc. Employee Stock Ownership Plan and the Registration Statements on Form S-8
(Nos. 33-77340, 33-77342, 333-27695 and 333-52753) of the 1992 Stock Option
Plan for Nonemployee Directors, the 1993 Stock Option Plan, the 1997 Stock Option Plan for Nonemployee Directors, and the 1998 Stock Option Plan, respectively, of our report dated December 4, 1998, appearing on page 15 of the 1998 Annual Report to Shareholders of Engineered Support Systems, Inc. which is incorporated by reference in Engineered Support Systems, Inc.'s Annual Report on Form 10-K for the year ended October 31, 1998.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
January 29, 1999